EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Pan Am Corporation on Form S-3 of our reports dated March 31, 1997 and April 24, 1996, appearing in the Annual Report on Form 10-K of Pan Am Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP

Miami, Florida
June 17, 1997